Exhibit 99.3

Consent of Cowen and Company, LLC

The Board of Directors

Homology Medicines, Inc.

One Patriots Park

Bedford, Massachusetts 01730

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated November 15, 2023, to the Board of Directors of Homology Medicines, Inc. (“Homology”), as Annex H to, and reference to such opinion letter under the headings “PROSPECTUS SUMMARY — Opinion of Homology’s Financial Advisor” and “THE MERGER — Opinion of Homology’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed transaction involving Homology and Q32 Bio Inc., which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Homology (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Cowen and Company, LLC

Cowen and Company, LLC

December 15, 2023